Exhibit 10.3

                              CONSULTING AGREEMENT

Millenium Holding Group, Inc. ("Millenium") hereby enters into a Consulting Agreement with Intelligent Optical Systems, Inc. ("IOS(R)"). Both parties agree to be bound by the following terms.

1. Terms of Contracting
     a) This Consulting Agreement will be effective starting from the latest date of signature of either party in this Agreement, terminable by either party in writing with thirty days notice.
     b) IOS(R) will provide consulting services to Millenium under the guidance of Reuben Sandler particularly but not exclusively in the area of an analysis of the ultrasonic probe patent held by Millenum and providing productization ideas and concepts for said probe. All instructions to IOS(R) shall be in writing. All verbal instructions shall be documented. IOS(R) will provide a written report of its conclusions, ideas and concepts to Millenium on or before the 15th day of the following month.
     c)   Millenium  will  compensate  IOS(R)at its usual hourly  rates,  not to exceed $10,000 per month in consideration of the service to be performed, payable within two weeks following presentation by IOS(R)of an invoice describing work performed, date(s), number of hours and total amount. In addition, Millenium will reimburse IOS(R)any pre-approved and reasonable expenses, including travel, which are authorized in writing in advance. At any time that the monthly billing reaches an amount of $9,000, IOS(R)shall advise Millenium and will not incur fees in excess of $10,000 total for that month without the express written consent of Millenium. Millenium shall pay an initial retainer fee of $10,000 upon execution of this Agreement which shall be refunded promptly upon termination of this Agreement unless applied to any outstanding balance due to IOS(R). Millenium will only be invoiced each month for services that have been provided by IOS(R)up to $10,000, unless authorized by Millenium. If no services are provided by IOS(R)in a given month no fees will be charged.
     d) The parties hereto shall supply a Mutual Non-Disclosure Agreement (Exhibit A) which shall be binding upon each of them.
     e) Millenium will secure written permission from IOS(R) prior to using IOS(R)'s name in any press release or other public communication.
     f) For purposes of this agreement, any receipted communication by email or facsimile will be deemed to be a written communication.

2. Non-Disclosure and Secrecy of Company Information

     The parties will hold in strictest confidence, and not disclose, reproduce, publish, or use, in any manner either during or subsequent to the effective period of this Agreement, without the express authorization of an officer of the disclosing party any information, manufacturing technique, process, formula, concept, development or experimental work, work in process,


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     business  performance,  trade secret,  or any other matter  relating to the past, current and future products, sales, or business of that party or its affiliates or customers, except when such use may be required directly in connection with this agreement.

3. Communication of Information and Inventions
     IOS(R) will disclose promptly and fully to Millenium in writing or by other suitable means all concepts, inventions and improvements related to the current or demonstratively anticipated business of Millenium made or conceived by IOS(R), either solely or in collaboration with others, during, or as a result of, performing the consulting service for Millenium.

4. Pursuance and Assignment of Inventions
     a) IOS(R) will keep and maintain adequate and current records of all above concepts, inventions, improvements, and results of the consulting service in written and understandable form. Such records are the property of, and at all times shall remain available to Millenium until the reassignment of such ownership by Millenium. Upon the request of Millenium or termination of this Agreement, IOS(R) shall deliver exclusively to Millenium and not retain any or all of the above records.
     b) All intellectual properties, including inventions, improvement, concepts, designs, computer software, or publications, made or conceived by IOS(R), as a result of, or while providing consulting services for Millenium either solely or in collaboration with others, and whether or not patented or copyrighted, shall become and remain the property of Millenium, its successors or assignees.
     c) IOS(R), at the request and expense of Millenium, will assist Millenium in any lawful manner in pursuance of protections of the above intellectual properties, including but not limited to patent and copyright protections. IOS(R) will execute all assignment documents, assist and cooperate with Millenium in any legal proceedings in pursuance of such protections. Should the services of IOS(R) be requested for such a purpose after termination of this Agreement with Millenium, IOS(R) will be compensated at the same rate prevailing at the time of termination of the Agreement.

5. Disclosure and Conflicts of Interest
     IOS(R) is unaware of any contemplated, past or existing activity, interest or relationship that could impair its objectivity, judgment or effectiveness while contracting for Millenium, or that which could pose competition, threat or damage to Millenium's business.

6. Termination

     This Agreement may be terminated by either party upon giving 30 day written notice to the other. However, all provisions related to intellectual

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     property  ownership and  confidentiality  shall  continue in full force and effect notwithstanding such termination.

7. Disputes
     Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by the Superior Court of Los Angeles County. The governing law of the contract shall be the substantive law of California. This provision shall not prohibit either party from obtaining injunctive relief pending arbitration, and arbitration shall be completed before any complaint is filed with any governmental agency or labor department. In any action brought to enforce any provision of this contract, the losing party shall pay the prevailing party's reasonable attorney fees and costs.

The undersigned agrees to serve as a Consultant to Millenium under the terms described above.

Millenium Holding Group, Inc.
12 Winding Road
Henderson NV 89052
FAX 702-492-7728



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By                                                Date

Intelligent Optical Systems, Inc.
2520 W 237th St
Torrance CA 90505
FAX 310-530-3921



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By Manager, Contracts and Administration          Date

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